Exhibit 99.1

Contact:	Chaka Patterson	FOR IMMEDIATE RELEASE
Investor Relations
312-394-7234

Judy Rader
Corporate Communications
312-394-7254

Exelon Announces $1.5 Billion Share Buyback;

Revises Full Year 2008 Earnings Guidance

CHICAGO (September 4, 2008) – Exelon Corporation (Exelon) today announced that its board of directors has approved a share repurchase program for up to $1.5 billion of its outstanding common stock. Exelon expects to complete the share repurchase program within the next six months.

“We have an increasingly strong cash flow profile and balance sheet, which allow us to pursue new growth opportunities and return value to our shareholders, such as through this stock buyback,” said John W. Rowe, Exelon’s chairman, president and CEO. “We are extremely well positioned in this uncertain market and economy, as our compelling market position supports strong long-term growth and further value creation.”

Exelon’s value return policy, approved by its board of directors in December 2006, established a base dividend and contemplates modest dividend growth over time. It also assesses the use of share repurchases from time to time, when authorized by the board, to return cash or balance sheet capacity to Exelon shareholders after funding maintenance capital and other commitments and in the absence of higher value-added growth opportunities.

The board authorization permits the company to effect the repurchases from time to time through a variety of methods including open market repurchases, privately negotiated transactions, and/or accelerated share repurchase transactions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The stock repurchase program may be modified, extended or terminated by the board at any time.

2008 Earnings Outlook

Exelon also today revised its adjusted (non-GAAP) operating earnings guidance range for 2008 to $4.15 to $4.30 per share. Exelon’s original operating earnings guidance range was $4.00 to $4.40 per share.

The outlook for 2008 adjusted (non-GAAP) operating earnings for Exelon and its subsidiaries excludes the following items included in GAAP earnings:

•	mark-to-market adjustments from economic hedging activities

•	unrealized gains and losses from nuclear decommissioning trust fund investments

•	significant impairments of assets, including goodwill

•	significant changes in decommissioning obligation estimates

•	costs associated with the Illinois electric rate settlement agreement, including ComEd’s previously announced customer rate relief programs

•	costs associated with ComEd’s settlement with the City of Chicago

•	other unusual items

•	significant future changes to GAAP

In consideration of these factors, Exelon also revised 2008 GAAP earnings guidance to $3.90 to $4.30 per share from $3.70 to $4.10 per share. Both Exelon’s adjusted (non-GAAP) operating earnings and GAAP earnings guidance are based on the assumption of normal weather for the balance of the year.

Matthew Hilzinger, Exelon’s senior vice president and chief financial officer, will discuss the share buyback and 2008 earnings guidance today at the Lehman Brothers CEO Energy/Power Conference in New York City. His presentation will be webcast live at 9:45 a.m. Eastern time. To view the webcast, go to www.exeloncorp.com and select the Investor Relations page.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2007 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s Second Quarter 2008 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 12; and (3) other factors discussed in filings with the Securities and Exchange Commission by Exelon, Generation, ComEd, and PECO (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this presentation. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this news release.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to 480,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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